Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) dated October 30, 2023 is between Jean-Jacques Bienaime and BioMarin Pharmaceutical Inc., including any past or present parents, subsidiaries, affiliates, entities and divisions (collectively, the “Company”). The parties agree to the following:

1.

Separation. Your last day of work with the Company and your employment termination date will be November 30, 2023 (the “Separation Date”). Between the date of this Agreement and the Separation Date (the “Transition Period”), you will continue to serve as the Chief Executive Officer and perform all associated duties as directed by the Board. The Company reserves the right to advance your Separation Date if your conduct does not comport with this agreement or Company policies, including the Code of Conduct. On the Separation Date, the Company will pay you your earned salary, and all accrued, but unused vacation earned through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. Upon receipt, you acknowledge and represent that, except as expressly provided in this Agreement, you have received all leave and leave benefits for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, you have not suffered any on-the-job injury for which you have not already filed a claim, and you have been paid all wages, bonuses, compensation, benefits and other amounts that the Company has ever owed to you, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan. You will continue to serve on the Board of Directors (but not as Chair) until the 2024 annual meeting of stockholders, at which point you will retire from the Board of Directors and not stand for reelection. You may voluntarily resign from the Board of Directors prior to such date if you so choose.

2.

Severance Pay. You acknowledge an agree that you are voluntarily resigning your role as Chief Executive Officer, and, accordingly, you are not entitled to any payment under your Amended and Restated Employment Agreement effective December 13, 2016.

3.

COBRA Coverage. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or, if applicable, California’s Continuation Benefits Replacement Act (“Cal-COBRA”), and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. You may also be eligible for health insurance through one of the state marketplaces implementing the federal Patient Protection and Affordable Care Act. You will receive COBRA election materials and rates from the Company’s administrator after your Company-provided health insurance benefits terminate. These materials will also contain information about your options under the Patient Protection and Affordable Care Act. The materials will inform you of the time limits for you to waive or elect coverage under both options. If you (a) timely sign and return this Agreement to the Company and allow the releases contained in it to become effective, (b) on or before the later of (i) seven (7) business days after the Separation Date and (ii) twenty-one (21) days after the date you receive this Agreement, re-execute and reconfirm this Agreement by signing and returning it and allow the releases contained in it to become effective, and (c) properly and timely elect COBRA coverage for your current medical/dental/vision plans at current coverage levels, the Company will pay the cost of the COBRA premiums to continue your health insurance coverage for Thirteen (13) months following the Separation Date or if sooner the date you cease to be eligible for COBRA continuation coverage for any reason (the “COBRA Premium Period”). Thereafter, you can elect to continue such COBRA coverage for the remainder of the COBRA period at your own expense. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for any dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

4.

2023 Bonus. If you (a) timely sign and return this Agreement to the Company and allow the releases contained in it to become effective, (b) on or before the later of (i) seven (7) business days after the Separation Date and (ii) twenty-one (21) days after the date you receive this Agreement, you re-execute and reconfirm this Agreement by signing and returning it and allowing allow the releases contained in it to become effective, then you will remain eligible to receive the bonus you would have received for 2023 (i.e., the target amount of 120% of your 2023 base salary times the degree of corporate performance achievement determined by the Board of Directors of the Company or its Compensation Committee), at the time it is determined and approved by the Board of Directors of the Company or its Compensation Committee to the same extent as if you had remained employed as Chief Executive Officer through such date, provided you remain a member of the Board of Directors of the Company or a consultant to the Company as of such date.

5.

Repayment Obligations. Any debts owed by you to the Company with regard to relocation expenses the Company may have incurred on your behalf as well as any sign on bonus are hereby forgiven and your obligations related to repayment of those amounts are forever released.

6.

Equity. You were granted restricted stock units and/or options to purchase shares of the Company’s common stock (collectively, the “Equity Grants”) pursuant to the BioMarin Pharmaceutical Inc. Amended and Restated 2017 Equity Incentive Plan, BioMarin Pharmaceutical Inc. Amended and Restated 2006 Share Incentive Plan and/or the BioMarin Pharmaceutical Inc. 1997 Stock Plan (any such plans, the “Plan”). Your Equity Grants will continue to vest due to your Continuous Service, as defined in the Plan, as both a Director and Consultant (as defined in the Plan), and in accordance with the terms of both such relationships and shall continue to vest following your term as a Consultant in accordance with the provisions of any consulting agreement between you and the Company. For the avoidance of doubt, the Company confirms that all vested option awards shall remain exercisable through the natural life of the award pursuant to the applicable retirement benefit, provided you serve as a Consultant through December 31, 2024.

7.

References. You will refer prospective employers or others seeking verification of your employment to the Company’s Human Resources or Payroll Departments. The HR or Payroll Departments will only verify your dates of employment, job title and most recent salary.

8.

Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation or benefits after the Separation Date. Thus, for any Company sponsored employee benefits not referenced in this Agreement (including the Company’s 401(k), life insurance, and short/long-term disability insurance plans), you will be treated as a terminated employee as of the Separation Date.

9.

Expense Reimbursement. You agree that, by no later than ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

10.

Return of Company Property. By no later than the later of (i) your Separation Date or (ii) the date you are no longer a member of the Company‘s Board of Directors, you agree to return to the Company all Company documents (and copies) and other Company property that you have in your possession including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, flash drives, remote access tokens, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information, and that you have or will return such information to the HR Department or, if electronic, you will permanently delete and expunge such information in your possession and from any personal computer, server or e-mail system. You further represent that you have not provided any Company Property to any third party and will not do so in the future. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Pay.

11.

Non-disparagement. You agree to refrain from making any false or disparaging remarks, orally or in writing (including by electronic transmission or publication on the Internet) about the Company and its personnel, business, operations, and services to any third party, provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process or pursuant to a government investigation.

12.

Post-Employment Cooperation. Upon reasonable advance notice to you, you agree to make yourself available and to fully cooperate with the Company in defending any threatened or actual litigation that currently exists, or may arise subsequent to the execution of this Agreement. Such cooperation includes, but is not limited to, meeting with Company representatives to discuss and review issues with which you were directly or indirectly involved during your employment, participating in any investigation conducted by the

Company, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding, reviewing documents, and performing similar activities that the Company deems necessary. You further agree to be available as needed and cooperate in answering questions regarding any previous or current matter on which you worked at the Company to ensure a smooth transition of responsibilities.

13.

Re-Employment. You agree that the Company has no obligation, contractual or otherwise to employ or re-employ you, now or in the future, either directly or indirectly, on a full-time, part-time, temporary, or contractor basis.

14.	Release of All Claims.

14.1.

Except as otherwise set forth in this Agreement, and in exchange for the consideration provided to you under this Agreement, you hereby release, acquit and forever discharge the Company all parent corporations, affiliates, subsidiaries, divisions, successors and assignees, as well as the current and former employees, attorneys, officers, directors, insurers and agents thereof (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement.

14.2.

In addition, you specifically waive, release, and give up any and all claims arising from or relating to your employment with the Company or the termination of such employment based on any act, event, or omission occurring before the execution of this Agreement, including, but not limited to any claim which could be asserted now or in the future, whether for damages, wages, vacation pay, personal days, paid time off, severance pay, front pay, back pay, attorneys’ fees, costs, expenses and/or any other relief or remedy under any contract or federal, state or local law, ordinance or regulation, including, but not limited to, laws or regulations covering workers’ compensation, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, the Fair Labor Standards Act, as amended, the Equal Pay Act, the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act, as amended, the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, the Worker Adjustment and Retraining Notification Act of 1988, and the Sarbanes-Oxley Act.

14.3.

You further waive and release any and all claims or demands arising under the statutes, laws, ordinances, regulations, or common laws of the State of California including, but not limited to, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and any other federal, state or local laws or regulations as well as any other claims under any other tort, contractual, common law, or statutory theory that you may have had or now has up to the date of this Agreement.

14.4.

This Release shall not apply to supersede or affect any ERISA-qualified benefit plan, disability plan or any other applicable vested retirement or deferred compensation plan as to which you are eligible and entitled pursuant to the terms of the applicable plans. This release does not apply to the following: (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (b) any rights under any directors & officers liability insurance policy; (c) any rights which are not waivable as a matter of law; and (d) any claims for breach of this Agreement. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement: (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

15.

Age Discrimination In Employment Act Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (“ADEA”), as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to Twenty-One (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

16.

No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement.

17.

Waiver of Unknown Claims Under California Civil Code Section 1542. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

18.

Miscellaneous. This Agreement, along with the Confidential Information and Inventions Agreement (Exhibit A), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. The Company acknowledges that your Consulting Agreement entered into on the date hereof and any arrangement related to your continued service as a Director of the Company are unrelated to this subject matter. You acknowledge, however, that this Agreement does not supersede or replace any prior agreements between you and the Company regarding subjects other than those discussed herein, including (without limitation), the Arbitration Agreement between you and the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and the Executive Vice President of Human Resources. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the arbitrator or court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California. You agree that any action to enforce or interpret this Agreement shall be brought only in arbitration pursuant to the terms of the Arbitration Agreement between you and the Company, or a court of competent jurisdiction within the State of California, to the extent such action may be filed in court pursuant to the terms of the Arbitration Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto. The Agreement may be executed by facsimile, pdf file or photocopied signature, and such signature shall be binding and deemed originals for purposes of enforcing this Agreement.

This Agreement is final and binding upon initial execution by you and the Company, subject to the revocation rights specified in Section 14. Further, as stated above, certain of the Company’s obligations are conditional on you reconfirming this Agreement as of the Separation Date.

BioMarin Pharmaceutical Inc.

By:	/s/ Amy Wireman
Amy Wireman
Chief People Officer

Date:	October 30, 2023

Agreed:

/s/ Jean-Jacques Bienaime
Jean-Jacques Bienaime

Date:	October 31, 2023

Re-executed and Confirmed as of the Separation Date

Jean-Jacques Bienaime

Date:

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

[Intentionally Omitted]